Exhibit 99.1

Berry Petroleum Company News

Berry Petroleum Announces Results for Third Quarter of 2010

Denver, Colorado. — (BUSINESS WIRE) — October 26, 2010 — Berry Petroleum Company (NYSE:BRY) reported a net loss of $3 million, or $0.06 per diluted share, for the third quarter of 2010.  Oil and gas revenues were $152 million during the quarter from production of 33,867 BOED. Discretionary cash flow for the quarter totaled $95 million.

The net income for the quarter was affected by a non-cash loss on hedges which decreased net income by approximately $24 million, or $0.44 per diluted share for an adjusted third quarter net income of $21 million, or $0.38 per diluted share.

For the third quarter of 2010 and the second quarter of 2010, average net production in BOE per day was as follows:

	Third Quarter Ended September 30		Second Quarter Ended June 30
	2010 Production		2010 Production
Oil (Bbls)	21,771	64%	21,869	67%
Natural Gas (BOE)	12,096	36%	10,985	33%
Total BOE per day	33,867	100%	32,854	100%

Robert F. Heinemann, president and chief executive officer said, “Berry has delivered three important events since the close of the second quarter: the resumption of our development drilling program in our diatomite asset,  the launching of the full-field development of our McKittrick 21Z heavy oil property and the acquisition of additional assets in the Permian basin.   Our focus on managing operating costs along with continued lower natural gas prices allowed us to generate a corporate margin of approximately $31 per BOE during the quarter.  Production for the third quarter of 2010 was 33,867 BOED, 64% of which was oil production.  While diatomite production declined during the quarter as we completed our field optimization and prepared to resume drilling, we expect production to increase sequentially over the next three quarters and reach 5,000 barrels of oil per day in mid-2011.

Our Permian assets continue to deliver solid performance with production increasing 30% in the third quarter. Since entering the Permian basin in March of 2010, and assuming closing on our recently announced acquisition, Berry has now accumulated approximately 19,350 net acres in the Wolfberry trend.  The $313 million of acquisitions in 2010 will provide a five-year drilling inventory in the Wolfberry with 400 locations on forty-acre spacing and an additional 400 potential locations on twenty-acre spacing.

The Company’s capital budget for 2011 based on $75 WTI is expected to be between $375 million and $425 million and should be fully funded from cash flow, with 65% of expected 2011 oil production hedged.   Approximately 90% of the 2011 capital is expected to be directed towards the Company’s oil assets targeting oil production growth of at least 20%.  Berry expects its total average 2011 production to be between 37,000 and 39,000 BOED.  Of the expected 2011 production growth of approximately 15%, the acquired assets should contribute 6% with organic growth comprising 9%.  Production volumes are expected to be 70% oil, which should drive corporate operating margins to $33 per BOE.”

Contact: Berry Petroleum Company	Investors and Media
1999 Broadway, Suite 3700	David Wolf, 1-303-999-4400
Denver, Colorado 80202	Shawn Canaday, 1-866-472-8279

Internet: www.bry.com	SOURCE: Berry Petroleum Company

Operational Update

Michael Duginski, executive vice president and chief operating officer, stated, “In the diatomite, average production declined from 2,730 BOED in the second quarter of 2010 to 2,290 BOED in the third quarter of 2010 as we completed our field optimization in preparation of the 2010 drilling program. With our next phase of development in the diatomite approved by regulators, we began drilling in October and have resumed normal steam injection levels which should allow production to exit 2010 at approximately 3,500 BOED. Our McKittrick 21Z pilot has performed above our expectations and we are moving forward with full field development and plan to drill approximately 50 wells there in 2011. We executed a three rig program in the Permian during the third quarter with well results in line with our expectations and production from the Permian assets averaged 1,340 BOED, up from 1,033 BOED in the second quarter. In the Uinta, we completed four Lake Canyon wells that were drilled earlier this year and are encouraged by the results. We have completed a total of six Haynesville horizontal wells in E. Texas and results continue to be in line with our expectations. While our East Texas and Piceance programs have delivered solid production performance during 2010, in 2011 we expect to defer drilling operations in East Texas and drill in the Piceance to hold acreage as we focus our capital program on our higher return oil projects.”

2010 Capital Update

The Company expects 2010 capital spending will range from $290 million to $310 million. Additional capital requirements are attributable to the expedited development of the Company’s diatomite asset, an incremental 14 wells in the Uinta basin and increased costs in the Company’s East Texas operations.

Explanation and Reconciliation of Non-GAAP Financial Measures

Discretionary Cash Flow

	Three Months Ended
	09/30/10	06/30/10
Net cash provided by operating activities	$183.6	$71.4
Add back: Net increase (decrease) in current assets	(53.0)	19.0
Add back: Net decrease (increase) in current liabilities including book overdraft	(35.9)	12.8
Add back: Recovery of Flying J bad debt	—	38.5
Discretionary cash flow	$94.7	$141.7	(1)

(1) Includes $60.5 million in total recoveries from the Flying J bankruptcy.

Reconciliation of Third Quarter Net Income

	Three Months Ended
	09/30/10	06/30/10
Adjusted net income	$20.6	$22.9
After tax adjustments:
Flying J bankruptcy recovery		37.4
Non-cash hedge (losses) gains	(23.6)	30.0
Dry hole costs		(0.1)
Acquisition related items		(1.2)
Net income, as reported	$(3.0)	$89.0

Teleconference Call

An earnings conference call will be held Tuesday, October 26, 2010 at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time). Dial 1-800-591-6930 to participate, using passcode 67573152. International callers may dial 617-614-4908. For a digital replay available until November 2, 2010 dial 1-888-286-8010 (passcode 87381214). Listen live or via replay on the web at www.bry.com.

About Berry Petroleum Company

Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with operations in California, Colorado, Texas and Utah. The Company uses its web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.bry.com/index.php?page=investor.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”

Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as “should,” “estimate,” “expect,” “would,” “will,” “target,” “goal,” and forms of those words and others indicate forward-looking statements. These statements include but are not limited to forward-looking statements about acquisitions and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors which could affect actual results are discussed in PART 1, Item 1A. Risk Factors of Berry’s 2009 Form 10-K filed with the Securities and Exchange Commission on February 25, 2010 under the heading “Other Factors Affecting the Company’s Business and Financial Results” in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

CONDENSED INCOME STATEMENTS

(In thousands, except per share data)

(unaudited)

	Three Months
	09/30/10	06/30/10
Revenues
Sales of oil and gas	$151,671	$151,525
Sales of electricity	9,451	7,928
Gas marketing	4,918	5,004
Realized and unrealized gain (loss) on derivatives	(27,178)	56,057
Settlement of Flying J bankruptcy claim	—	21,992
Interest and other, net	362	1,796
Total	139,224	244,302
Expenses
Operating costs – oil & gas	46,782	46,452
Operating costs – electricity	7,220	7,839
Production taxes	6,215	5,064
Depreciation, depletion & amortization - oil & gas	49,367	43,703
Depreciation, depletion & amortization - electricity	819	793
Gas marketing	4,067	4,357
General and administrative	12,399	12,155
Interest	15,586	16,340
Transaction costs on acquisitions, net of gain	—	1,908
Dry hole, abandonment, impairment & exploration	586	266
Bad debt recovery	—	(38,508)
Total	143,041	100,369

Income (loss) before income taxes	(3,817)	143,933
Income tax provision (benefit)	(794)	54,910
Income (loss) from continuing operations	(3,023)	89,023

Net income (loss)	$(3,023)	$89,023

Basic net income (loss) per share	$(0.06)	$1.65

Diluted net income (loss) per share	$(0.06)	$1.64

Cash dividends per share	$0.075	$0.075

CONDENSED BALANCE SHEETS

(In thousands)

(unaudited)

	09/30/10	12/31/09
Assets
Current assets	$116,771	$103,476
Property, buildings & equipment, net	2,409,225	2,106,385
Fair value of derivatives	3,082	735
Other assets	24,804	29,539
	$2,553,882	$2,240,135
Liabilities & Shareholders’ Equity
Current liabilities	$213,901	$152,137
Deferred taxes	319,279	237,161
Long-term debt	878,334	1,008,544
Other long-term liabilities	69,547	63,198
Fair value of derivatives	32,566	75,836
Shareholders’ equity	1,040,255	703,259
	$2,553,882	$2,240,135

CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Three Months
	09/30/10	06/30/10
Cash flows from operating activities:
Net income	$(3,023)	$89,023
Depreciation, depletion & amortization (DD&A)	50,186	44,495
Amortization of debt issuance costs and net discount	2,164	2,120
Gain on purchase of oil and natural gas properties	—	1,358
Dry hole & impairment	49	221
Commodity derivatives	37,110	(48,586)
Stock based compensation	2,129	1,976
Deferred income taxes	6,391	52,594
Cash paid for abandonment	(295)	(1,512)
Bad debt recovery	—	(38,508)
Net changes in assets and liabilities including book overdraft	88,942	(31,827)

Net cash provided by operating activities	183,653	71,354

Net cash used in investing activities	(107,108)	(111,826)
Net cash provided by financing activities	(76,730)	40,654

Net increase (decrease) in cash and cash equivalents	(185)	182

Cash and cash equivalents at beginning of year	239	57

Cash and cash equivalents at end of period	$54	$239

COMPARATIVE OPERATING STATISTICS

(unaudited)

	Three Months
	09/30/10	06/30/10	Change
Oil and gas:
Heavy Oil Production (Bbl/D)	16,722	17,492
Light Oil Production (Bbl/D)	5,049	4,377
Total Oil Production (Bbl/D)	21,771	21,869
Natural Gas Production (Mcf/D)	72,576	65,909
Net production-BOE per day	33,867	32,854	3%
Per BOE:
Average realized sales price	$48.73	$50.81	-4%
Average sales price including cash derivative	$51.88	$53.11	-2%

Oil, per Bbl:
Average WTI price	$76.20	$78.05	-2%
Price sensitive royalties	(2.91)	(2.90)
Gravity differential and other	(8.87)	(9.71)
Crude oil derivatives non cash amortization	(2.89)	(2.42)
Oil revenue	$61.53	$63.02	-2%
Add: Crude oil derivatives non cash amortization	2.89	2.42
Crude Oil derivative cash settlements	1.14	0.01
Average realized oil price	$65.56	$65.45	0%

Natural gas price:
Average Henry Hub price per MMBtu	$4.38	$4.09	7%
Conversion to Mcf	0.22	0.20
Natural gas derivatives non cash amortization	0.09	0.12
Location, quality differentials, other	(0.40)	0.02
Natural gas revenue per Mcf	$4.29	$4.43	-3%
Less: Natural gas derivatives non cash amortization	(0.09)	(0.12)
Natural gas derivative cash settlements	0.35	0.46
Average realized natural gas price per Mcf	$4.55	$4.77	-5%

Operating costs	$15.01	$15.54	-3%
Production taxes	2.00	1.69	18%
Total operating costs	$17.01	$17.23	-1%

DD&A - oil and gas	$15.84	$14.62	8%
General & administrative expenses	$3.98	$4.07	-2%

Interest expense	$5.00	$5.47	-9%

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